EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $4.0 Million for the Second Quarter of 2013 and Details Regarding the Acquisition of Community National Bancorporation

MOLINE, Ill., Aug. 5, 2013 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("Net Income") of $4.0 million for the quarter ended June 30, 2013, or diluted earnings per common share ("EPS") of $0.59 after preferred stock dividends of $811 thousand. By comparison, for the quarter ended March 31, 2013, the Company reported Net Income of $3.3 million, or diluted EPS of $0.49 after preferred stock dividends of $811 thousand. For the second quarter of 2012, the Company reported Net Income of $3.1 million, or diluted EPS of $0.44 after preferred stock dividends of $936 thousand. For the first half of 2013, the Company reported Net Income of $7.3 million, or diluted EPS of $1.08 after preferred stock dividends of $1.6 million. This is an increase of $1.0 million, or 16%, over the same period in 2012.

      Acquisition of Community National

"The highlight of the second quarter was the successful closing of our acquisition of Community National Bancorporation ("Community National") and Community National Bank ("CNB") on May 13, 2013," stated Douglas M. Hultquist, President and Chief Executive Officer. "The integration has begun and the leadership and teamwork is inspiring. We are excited to begin this next chapter in our Company's history."

As of June 30, 2013, CNB had total assets of $277.4 million consisting primarily of loans totaling $190.7 million and a securities portfolio of $44.5 million. Funding these assets, CNB had $245.6 million of deposits and no borrowings. CNB reported net income for the partial quarter of $240 thousand, led by a net interest margin of 3.72%.   The Company has operated CNB as a separate banking charter since the acquisition.

"Net interest income grew $1.5 million, or 11%, propelled by the addition of CNB for a partial quarter," explained Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "Noninterest income was strong with an increase of $1.7 million, or 34%, which consisted primarily of a bargain purchase gain that was recorded on the acquisition. Partially offsetting these results, we increased provision expense $462 thousand this quarter as specific reserves were established for certain commercial credits at our largest bank. In addition, we incurred $1.3 million more in noninterest expenses as a result of additional acquisition related expenses and the acquisition of CNB's existing cost structure. As we progress with the integration plan over the next few quarters, we fully expect to increase efficiency and realize cost savings."

Mr. Gipple added, "We recognized a bargain purchase gain of approximately $1.8 million in recording the acquisition of Community National. This gain resulted primarily from the recording of a core deposit intangible based on the value of the acquired core deposits, and the recognition of a discount on the trust preferred securities that had been previously issued by Community National and were assumed by us in the transaction. Net of other more modest valuation adjustments, and the resulting deferred income tax liabilities, this $1.8 million bargain purchase gain was included in noninterest income this quarter."

Sale of Austin, MN and Mason City, IA Branches of CNB

As previously announced during the second quarter of 2013, the Company has agreed to sell the assets and liabilities associated with the CNB branches located in Austin, Minnesota, and Mason City, Iowa. Both transactions are expected to close in the fourth quarter of 2013, subject to regulatory approval and customary closing conditions.

Mr. Gipple explained, "Based on the premiums we expect to receive at the closing of these two transactions, net of the core deposit intangible associated with the Austin and Mason City branches, we anticipate recognizing a gain of approximately $1.5 million in the fourth quarter of 2013. CNB had created strong deposit franchises in these markets, with a talented group of employees and a solid client base. It was simply a case where the markets were not a strong strategic fit for our Company and divesting these markets frees up significant capital and other resources to better focus on the Waterloo/Cedar Falls community."

Earning Asset Growth from Acquisition Propels Increase in Net Interest Income

Net interest income totaled $15.7 million for the quarter ended June 30, 2013 which was an increase of 11% from the prior quarter and an increase of 8% compared to the same quarter of 2012. For the first half of 2013, net interest income grew 4% over the same period of 2012. Net interest margin was 2.99% for the second quarter of 2013, compared to 3.02% for the prior quarter, and compared to 3.21% for the second quarter of 2012. For the first half of 2013, the Company's net interest margin was 3.00% compared to 3.16% for the same period of 2012. The continued margin compression is the result of declining yields on loans and securities more than offsetting the declining trend in funding costs.

Mr. Hultquist added, "The majority of the earning asset growth was derived from the acquisition of CNB; however, we have also had success in organically growing our Quad Cities, Cedar Rapids, and Rockford markets. The impact of this growth on net interest income has outpaced the impact of declining yields on our portfolios of loans and securities. Margin maintenance and loan growth are two of the biggest challenges facing our industry. Prudent investing and disciplined pricing of loans and deposits is more important than ever."

Assets Approach $2.5 Billion with Acquisition of CNB and Loans and Deposits Grow 4% Organically

During the second quarter of 2013, the Company's total assets grew $302.8 million, or 14%, to a total of $2.45 billion. Excluding the impact of the CNB acquisition, the Company grew total assets organically by $25.4 million, or 1%. Loans/leases grew $238.5 million, or 19%, with $190.7 million attributed to CNB and $47.8 million, or 4%, of organic growth. Most of the organic loan/lease growth was funded with deposits (organic growth of $50.7 million, or 4%) and proceeds from calls, maturities, or sales of securities (decline of the existing portfolio by $33.5 million, or 5%).

"We are pleased to report one of our strongest quarters of organic loan/lease growth in the past five years," remarked Mr. Gipple. "Furthermore, our mix of loans continues to shift as we add more commercial and industrial loans, owner-occupied commercial real estate loans, and leases and fewer non owner-occupied commercial real estate and construction loans. The continued growth and shift in mix is the result of hard work creating and expanding relationships with clients by our strong team of commercial bankers."

Mr. Gipple added, "We remain committed to growing quality loans and leases and supporting our communities. We expect to fund future loan/lease growth as we did this past quarter with core deposits and proceeds from our securities portfolio. Additionally, we remain committed to reducing our reliance on longer term wholesale borrowing which tends to be higher cost than core deposits. As we execute these strategies and others, we continue to place a strong emphasis on managing interest rate risk under a variety of scenarios including dramatic increases in short and long-term interest rates."

Nonperforming Assets Up to $34.1 Million, or 1.39% of Total Assets

Nonperforming assets at June 30, 2013 were $34.1 million, which is up $10.4 million, or 44%, from March 31, 2013, and down $2.4 million, or 7%, from June 30, 2012. In addition, the ratio of nonperforming assets-to-total assets was 1.39% at June 30, 2013, which was up from 1.10% at March 31, 2013, and down from 1.78% at June 30, 2012. Generally, the vast majority of the Company's nonperforming assets consist of nonaccrual loans/leases, accruing troubled debt restructurings, and other real estate owned. The growth in nonperforming assets during the current quarter was driven by a few specific commercial credits moving to nonaccrual at our existing banks ($7.5 million) as well as the addition of CNB's nonperforming assets as a result of the Community National acquisition ($2.9 million). Of the former, half of the exposure is guaranteed by the government through the Small Business Administration.

"We are disappointed with the increase in our nonperforming assets during the current quarter," stated Mr. Hultquist. "Excluding the impact of the CNB acquisition, the majority of the increase was the result of a few isolated commercial credits. Moreover, our exposure on these credits is minimized as nearly half of the outstanding balances are government guaranteed. Our lending/leasing practices and credit culture remain unchanged and we will continue our strong commitment to overall asset quality."

Provision for loan/lease losses ("provision") totaled $1.5 million for the second quarter of 2013, which is up $462 thousand from the prior quarter, and an increase of $472 thousand from the second quarter of 2012. For the first half of 2013, the Company's provision totaled $2.6 million which is an increase of $749 thousand, or 41%, from the same period of 2012. With the provision of $1.5 million more than offsetting the net charge-offs totaling $1.1 million (only 8 basis points of average loans/leases during the current quarter), the Company's allowance for loan/lease losses ("allowance") grew to $21.2 million at June 30, 2013. In accordance with generally accepted accounting principles for acquisition accounting, CNB's loans are recorded at market value; therefore, there is no allowance associated with CNB's loans at June 30, 2013. As a result, the Company's allowance to total loans/leases fell to 1.38% from 1.61% at March 31, 2013, and from 1.54% at June 30, 2012. Had CNB's loans remained at their historical carrying value with the related allowance as of the acquisition, the allowance to total loans/leases would be approximately 1.60%. Further, the Company's allowance to total nonperforming loans/leases was 71% at June 30, 2013 which is down from 105% at March 31, 2013 and up from 69% at June 30, 2012. Similarly, adjusting for CNB's loans at their historical carrying value with the related allowance as of the acquisition, the resulting ratio of allowance to nonperforming loans/leases would increase to approximately 82%.

Capital Levels Remain Strong through Acquisition

As of June 30, 2013, the Company and its subsidiary banks continued to maintain capital at levels well above the existing minimum requirements administered by the federal regulatory agencies.

"We fully expected our capital ratios to decline slightly as a result of the Community National acquisition as we leveraged some of our existing excess capital to fund the transaction," stated Mr. Gipple. "With the acquisition and continued organic growth, we are pleased to report regulatory capital ratios that are still well in excess of those levels required to be considered 'well-capitalized' today. Additionally, we remain strongly committed to our long-term capital plan of self-generating the capital necessary to grow tangible common equity and to continue redemption of the remaining Small Business Lending Fund preferred capital without a dilutive common equity raise."

Mr. Gipple added, "We were pleased with the final regulatory capital rules recently confirmed by the joint regulatory agencies. We believe that our current capital structure and execution of our existing capital plan without the need for a dilutive common equity raise will be more than sufficient to meet and exceed the revised regulatory capital ratios as required by Basel III."

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.23 billion at June 30, 2013, which is flat from March 31, 2013. Loans/leases grew $17.2 million, or 3%, for the current quarter. The growth was funded from deposits (increase of $32.5 million, or 4%) and net cash flow from the securities portfolio (taxable securities declined $28.8 million, or 7%; while tax-exempt municipal securities grew $6.8 million, or 19%). The majority of these municipal securities are located in the Midwest with strong underwriting conducted before investment. The bank realized net income of $5.0 million for the first half of 2013, which compares to $5.4 million for the same period of 2012. The decline is primarily the result of increased provision for specific commercial credits.

  Included in the discussion above and consolidated with Quad City Bank & Trust, m2 Lease Funds, LLC, the Company's leasing subsidiary, grew leases $5.2 million, or 5%, during the second quarter of 2013. Further, m2 realized pre-tax net income of $1.8 million for the first half of 2013, which is up slightly from the same period of 2012.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $619.4 million at June 30, 2013, which was an increase of $20.6 million, or 3%, from March 31, 2013. The bank grew loans $21.1 million, or 6%, during the second quarter of 2013. The strong loan growth was funded by core deposits (increase of $27.4 million, or 7%) and net cash flow from the securities portfolio (taxable securities declined $11.0 million, while tax exempt municipal securities grew $3.0 million). Additionally, the bank reduced its reliance on wholesale funds as FHLB advances fell $8.4 million during the quarter. The bank realized net income of $3.4 million for the first half of 2013, which was an increase of $708 thousand, or 26%, over the same period of 2012. The bank continues to have success in generating strong noninterest income from gains on sales of the government guaranteed portion of SBA and USDA loans. This continues to be a core strategy for the bank and the Company.

  Rockford Bank & Trust, which opened in 2005, had total assets of $334.0 million at June 30, 2013, which was an increase of $11.5 million, or 4%, from March 31, 2013. During the second quarter of 2013, loans grew $10.0 million, or 4%. This loan growth was funded primarily from low cost, short-term FHLB advances (increased $13.0 million) and partially from net cash flow from the bank's securities portfolio (taxable securities declined $11.2 million, or 20%; while tax-exempt municipal securities grew $8.0 million). The majority of these municipal securities are located in the Midwest with strong underwriting conducted before investment. The bank realized net income of $665 thousand for the first half of 2013, which is up slightly from the same period of 2012.

  Community National Bank, which opened in 1997 and was acquired by the Company on May 13, 2013, had total assets of $277.4 million at June 30, 2013. The bank's assets consisted primarily of loans totaling $190.7 million and a securities portfolio of $44.5 million. Funding these assets, the bank had $245.6 million of deposits and no borrowings. The bank reported net income for the partial quarter of $240 thousand.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. With the acquisition of Community National Bancorporation on May 13, 2013, the Company now serves the Austin, Minnesota community as well as the Cedar Falls, Mason City, and Waterloo, Iowa communities through Community National Bank. Community National Bank, which is based in Waterloo, Iowa, and commenced operations in 1997, provides full-service commercial and consumer banking and trust and asset management services.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including Basel III, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the integration of acquired entities, including Community National and CNB; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	June 30, 2013		March 31, 2013		December 31, 2012		June 30, 2012
	(dollars in thousands, except share data)
CONDENSED BALANCE SHEET	Amount	%	Amount	%	Amount	%	Amount	%
Cash, federal funds sold, and interest-bearing deposits	$ 95,557	4%	$ 67,036	3%	$ 110,488	5%	$ 83,717	4%
Securities	703,467	29%	692,552	32%	602,239	29%	638,838	31%
Net loans/leases	1,509,570	62%	1,271,026	59%	1,267,462	61%	1,194,579	58%
Core deposit intangible	3,440	0%	--	0%	--	0%	--	0%
Goodwill	3,223	0%	3,223	0%	3,223	0%	3,223	0%
Other assets	131,514	5%	110,154	6%	110,318	5%	123,069	7%
Total assets	$ 2,446,771	100%	$ 2,143,991	100%	$ 2,093,730	100%	$ 2,043,426	100%

Total deposits	$ 1,716,780	71%	$ 1,420,493	66%	$ 1,374,114	66%	$ 1,315,470	64%
Total borrowings	549,990	22%	551,531	26%	547,758	26%	563,470	28%
Other liabilities	34,555	1%	29,769	1%	31,424	1%	25,164	1%
Total stockholders' equity	145,446	6%	142,198	7%	140,434	7%	139,322	7%
Total liabilities and stockholders' equity	$ 2,446,771	100%	$ 2,143,991	100%	$ 2,093,730	100%	$ 2,043,426	100%

SELECTED INFORMATION FOR COMMON STOCKHOLDERS' EQUITY
Common stockholders' equity *	$ 92,283		$ 89,035		$ 87,271		$ 86,158
Common shares outstanding	5,797,067		4,936,316		4,918,202		4,847,061
Book value per common share **	$ 15.92		$ 18.04		$ 17.74		$ 17.28
Tangible book value per common share **	$ 14.77		$ 17.38		$ 17.08		$ 16.60
Closing stock price	$ 15.45		$ 16.50		$ 13.22		$ 13.10
Market capitalization	$ 89,565		$ 81,449		$ 65,019		$ 63,496
Market price / book value	97.05%		91.48%		74.50%		75.82%
Market price / tangible book value	104.63%		94.94%		77.39%		78.89%
Tangible common equity *** / total tangible assets (TCE/TA)	3.51%		4.01%		4.02%		3.94%
TCE/TA excluding accumulated other comprehensive income	3.89%		3.83%		3.80%		3.72%

REGULATORY CAPITAL RATIOS:
Total risk-based capital ratio	12.44%	****	13.04%		12.71%		13.14%
Tier 1 risk-based capital ratio	11.03%	****	11.60%		11.27%		11.52%
Tier 1 leverage capital ratio	8.10%	****	8.07%		8.13%		8.20%

	For the quarter ended June 30,				For the six months ended June 30,
CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY	2013		2012		2013		2012
Beginning balance	$ 142,198		$ 145,767		$ 140,434		$ 144,433
Net income	4,045		3,273		7,310		6,676
Other comprehensive income (loss), net of tax	(13,091)		1,241		(13,928)		(276)
Preferred and common cash dividends declared	(1,040)		(1,125)		(1,852)		(2,064)
Issuance of 834,715 shares of common stock for acquisition of CNB, net	13,017		--		13,017		--
Redemption of 10,223 shares of Series F Preferred Stock	--		(10,223)		--		(10,223)
Other *****	317		389		465		776
Ending balance	$ 145,446		$ 139,322		$ 145,446		$ 139,322

* Includes noncontrolling interests and accumulated other comprehensive income.
**Includes accumulated other comprehensive income and excludes noncontrolling interests.
***Tangible common equity is defined as total common stockholders' equity excluding equity of noncontrolling interests and excluding goodwill and other intangibles. This ratio is a non-GAAP financial measure. The Company's management believes that this measure is important to many investors in the marketplace who are interested in changes period to period in common equity exclusive of changes in intangible assets.
****Subject to change upon final calculation for regulatory filings due after earnings release.
*****Includes mostly common stock issued for options exercised and the employee stock purchase plan, as well as stock-based compensation.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	June 30, 2013		March 31, 2013		December 31, 2012		June 30, 2012
	(dollars in thousands)
ANALYSIS OF LOAN DATA	Amount	%	Amount	%	Amount	%	Amount	%
Nonaccrual loans/leases	$ 27,782	82%	$ 18,040	76%	$ 17,932	60%	$ 16,247	45%
Accruing loans/leases past due 90 days or more	3	0%	1	0%	159	1%	1,152	3%
Troubled debt restructures - accruing	2,178	6%	1,682	7%	7,300	25%	9,897	27%
Other real estate owned	3,860	11%	3,679	16%	3,955	13%	9,136	25%
Other repossessed assets	244	1%	282	1%	212	1%	25	0%
Total nonperforming assets	$ 34,067	100%	$ 23,684	100%	$ 29,558	100%	$ 36,457	100%

Net charge-offs (calendar year-to-date)	$ 1,347		$ 214		$ 3,235		$ 1,894

Loan/lease mix:
Commercial and industrial loans	$ 470,416	31%	$ 398,122	31%	$ 394,244	31%	$ 350,780	29%
Commercial real estate loans	724,006	47%	598,634	46%	593,979	46%	576,287	47%
Direct financing leases	114,755	8%	109,654	8%	103,686	8%	98,568	8%
Residential real estate loans	143,093	9%	115,548	9%	115,582	9%	107,450	9%
Installment and other consumer loans	74,569	5%	66,294	6%	76,720	6%	77,417	7%
Deferred loan/lease origination costs, net of fees	3,887	0%	3,543	0%	3,176	0%	2,802	0%
Total loans/leases	$ 1,530,726	100%	$ 1,291,795	100%	$ 1,287,387	100%	$ 1,213,304	100%
Less allowance for estimated losses on loans/leases	21,156		20,769		19,925		18,725
Net loans/leases	$ 1,509,570		$ 1,271,026		$ 1,267,462		$ 1,194,579

ANALYSIS OF SECURITIES DATA
Securities mix:
U.S. government sponsored agency securities	$ 382,306	55%	$ 403,840	58%	$ 338,609	57%	$ 389,600	61%
Residential mortgage-backed and related securities	177,155	25%	174,802	25%	163,601	27%	165,817	26%
Municipal securities	141,381	20%	111,347	17%	97,615	16%	81,092	13%
Other securities	2,625	0%	2,563	0%	2,414	0%	2,339	0%
Total securities	$ 703,467	100%	$ 692,552	100%	$ 602,239	100%	$ 638,848	100%

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing demand deposits	$ 493,964	29%	$ 496,513	35%	$ 450,660	33%	$ 390,762	30%
Interest-bearing demand deposits	710,745	42%	586,874	41%	587,201	43%	555,804	42%
Time deposits	451,991	26%	297,768	21%	290,933	21%	316,445	24%
Brokered time deposits	60,080	3%	39,338	3%	45,320	3%	52,459	4%
Total deposits	$ 1,716,780	100%	$ 1,420,493	100%	$ 1,374,114	100%	$ 1,315,470	100%

ANALYSIS OF BORROWINGS DATA
Borrowings mix:
FHLB advances	$ 209,950	38%	$ 205,350	37%	$ 202,350	37%	$ 203,750	37%
Wholesale structured repurchase agreements	130,000	24%	130,000	24%	130,000	24%	130,000	23%
Customer repurchase agreements	115,326	21%	141,674	26%	104,943	19%	105,249	19%
Federal funds purchased	41,860	8%	30,180	5%	66,140	12%	80,150	14%
Junior subordinated debentures	40,210	7%	36,085	7%	36,085	7%	36,085	6%
Other	12,644	2%	8,242	1%	8,240	1%	8,236	1%
Total borrowings	$ 549,990	100%	$ 551,531	100%	$ 547,758	100%	$ 563,470	100%

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(dollars in thousands, except per share data)
CONDENSED INCOME STATEMENT
Interest income	$ 20,139	$ 18,537	$ 19,534	$ 38,677	$ 38,908
Interest expense	4,431	4,346	5,019	8,778	10,189
Net interest income	15,708	14,191	14,515	29,899	28,719
Provision for loan/lease losses	1,520	1,058	1,048	2,578	1,829
Net interest income after provision for loan/lease losses	14,188	13,133	13,467	27,321	26,890
Noninterest income	6,949	5,204	4,067	12,153	8,024
Noninterest expense	15,235	13,958	13,109	29,193	25,847
Net income before taxes	5,902	4,379	4,425	10,281	9,067
Income tax expense	1,857	1,114	1,152	2,971	2,391
Net income	$ 4,045	$ 3,265	$ 3,273	$ 7,310	$ 6,676
Less: Net income attributable to noncontrolling interests	--	--	201	--	367
Net income attributable to QCR Holdings, Inc.	$ 4,045	$ 3,265	$ 3,072	$ 7,310	$ 6,309

Less: Preferred stock dividends	811	811	936	1,622	1,874
Net income attributable to QCR Holdings, Inc. common stockholders	$ 3,234	$ 2,454	$ 2,136	$ 5,688	$ 4,435

Earnings per share attributable to QCR Holdings, Inc.:
Basic	$ 0.60	$ 0.50	$ 0.44	$ 1.10	$ 0.92
Diluted	$ 0.59	$ 0.49	$ 0.44	$ 1.08	$ 0.91

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 2.05	$ 1.89	$ 1.28

Weighted average common shares outstanding	5,393,062	4,927,591	4,835,773	5,160,327	4,818,090
Weighted average common and common equivalent shares outstanding	5,497,275	5,034,342	4,901,853	5,265,809	4,867,628

AVERAGE BALANCES
Assets	$ 2,323,336	$ 2,110,012	$ 2,005,624	$ 2,216,674	$ 2,005,183
Loans/leases	$ 1,418,389	$ 1,279,040	$ 1,211,595	$ 1,348,715	$ 1,204,821
Deposits	$ 1,551,095	$ 1,383,865	$ 1,278,478	$ 1,467,479	$ 1,277,041
Total stockholders' equity	$ 146,671	$ 141,183	$ 143,941	$ 143,927	$ 143,882
Common stockholders' equity	$ 90,659	$ 88,153	$ 84,270	$ 89,777	$ 83,603

KEY PERFORMANCE RATIOS
Return on average assets (annualized) ***	0.70%	0.62%	0.61%	0.66%	0.63%
Return on average common equity (annualized) **	14.27%	11.14%	10.14%	12.67%	10.61%
Return on average total equity (annualized) ***	11.03%	9.25%	8.54%	10.16%	8.77%
Price earnings ratio LTM *	7.54 x	8.73 x	10.23 x	7.54 x	10.23 x
Net interest margin (TEY)	2.99%	3.02%	3.21%	3.00%	3.16%
Nonperforming assets / total assets	1.39%	1.10%	1.78%	1.39%	1.78%
Net charge-offs / average loans/leases	0.08%	0.02%	0.11%	0.10%	0.16%
Allowance / total loans/leases ****	1.38%	1.61%	1.54%	1.38%	1.54%
Allowance / nonperforming loans ****	70.61%	105.30%	68.60%	70.61%	68.60%
Efficiency ratio	67.24%	71.97%	70.55%	69.42%	70.35%
Full-time equivalent employees *****	438	352	359	438	359

*LTM: Last twelve months.
**The numerator for this ratio is "Net income attributable to QCR Holdings, Inc. common stockholders."
***The numerator for this ratio is "Net income attributable to QCR Holdings, Inc."
****CNB's allowance pre-acquisition totaled $3.3 million, or approximately 1.73% of loans. Upon acquisition per GAAP, the loans are recorded at market value which eliminated the allowance and impacts these ratios. Had CNB's loans remained at historical carrying value with the related allowance at acquisition, the allowance / total loans/leases would increase to 1.60% and the allowance / nonperforming loans would increase to 81.61% at June 30, 2013.
*****CNB had 77 full-time equivalent employees at June 30, 2013.
QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

ANALYSIS OF NET INTEREST INCOME AND MARGIN

	For the Quarter Ended
	June 30, 2013			March 31, 2013			June 30, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)

Securities *	$ 714,808	$ 4,040	2.27%	$ 648,638	$ 3,656	2.29%	$ 615,089	$ 3,569	2.33%
Loans *	1,418,389	16,530	4.67%	1,279,040	15,251	4.84%	1,211,595	16,165	5.37%
Other	60,099	196	1.31%	55,598	186	1.36%	51,760	257	2.00%
Total earning assets *	$ 2,193,296	$ 20,766	3.80%	$ 1,983,276	$ 19,093	3.90%	$ 1,878,444	$ 19,991	4.28%

Deposits	$ 1,049,017	$ 1,177	0.45%	$ 896,601	$ 1,117	0.51%	$ 887,003	$ 1,630	0.74%
Borrowings	593,416	3,254	2.20%	552,619	3,229	2.37%	557,874	3,389	2.44%
Total interest-bearing liabilities	$ 1,642,433	$ 4,431	1.08%	$ 1,449,220	$ 4,346	1.22%	$ 1,444,877	$ 5,019	1.40%

Net interest income / spread *		$ 16,335	2.72%		$ 14,747	2.68%		$ 14,972	2.88%
Net interest margin *			2.99%			3.02%			3.21%

	For the Six Months Ended
	June 30, 2013			June 30, 2012
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)

Securities *	$ 681,723	$ 7,697	2.28%	$ 595,810	$ 6,959	2.35%
Loans *	1,348,715	31,782	4.75%	1,204,820	32,297	5.39%
Other	57,848	382	1.33%	75,704	459	1.22%
Total earning assets *	$ 2,088,286	$ 39,861	3.85%	$ 1,876,334	$ 39,715	4.26%

Deposits	$ 972,808	$ 2,294	0.48%	$ 887,020	$ 3,345	0.76%
Borrowings	573,018	6,483	2.28%	557,488	6,844	2.47%
Total interest-bearing liabilities	$ 1,545,826	$ 8,777	1.14%	$ 1,444,508	$ 10,189	1.42%

Net interest income / spread *		$ 31,084	2.71%		$ 29,526	2.84%
Net interest margin *			3.00%			3.16%

* Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 34% tax rate for each period presented.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
ANALYSIS OF NONINTEREST INCOME	(dollars in thousands)

Trust department fees	$ 1,197	$ 1,040	$ 852	$ 2,237	$ 1,736
Investment advisory and management fees	695	609	679	1,304	1,201
Deposit service fees	1,054	908	733	1,962	1,637
Gain on sales of residential real estate loans	247	291	271	538	563
Gain on sales of government guaranteed portions of loans	766	845	611	1,611	718
Earnings on cash surrender value of life insurance	424	439	359	863	797
Credit card fees, net of processing costs	85	50	142	135	269
Subtotal	$ 4,468	$ 4,182	$ 3,647	$ 8,650	$ 6,921
Bargain purchase gain on CNB acquisition	1,841	--	--	1,841	--
Losses on other real estate owned, net	(83)	(447)	(389)	(530)	(579)
Securities gains	16	--	105	16	105
Other *	707	1,469	704	2,176	1,577
Total noninterest income	$ 6,949	$ 5,204	$ 4,067	$ 12,153	$ 8,024

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 9,186	$ 8,743	$ 8,256	$ 17,929	$ 16,381
Occupancy and equipment expense	1,587	1,429	1,365	3,016	2,717
Professional and data processing fees	1,439	1,140	1,127	2,579	2,277
FDIC and other insurance	627	556	576	1,183	1,157
Loan/lease expense	252	245	263	497	482
Advertising and marketing	412	265	344	677	620
Postage and telephone	258	219	237	476	525
Stationery and supplies	151	111	135	261	278
Bank service charges	284	275	199	560	399
Subtotal	$ 14,196	$ 12,983	$ 12,502	$ 27,178	$ 24,836
Acquisition costs	432	357	--	789	--
Other-than-temporary-impairment losses on securities	--	--	62	--	62
Other	606	618	545	1,226	949
Total noninterest expense	$ 15,234	$ 13,958	$ 13,109	$ 29,193	$ 25,847

* Following is a detailed breakdown of Other Noninterest Income:

Gain on sale of credit card loan portfolio	$ --	$ 495	$ --	$ 495	$ --
Gain on sale of credit card issuing operations	--	355	--	355	--
Debit card fees	257	230	252	487	490
Fees on interest rate swaps on commercial loans	--	7	207	7	207
Miscellaneous	450	382	245	832	880
TOTAL	$ 707	$ 1,469	$ 704	$ 2,176	$ 1,577
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745